Sunwin International Neutraceuticals Issues Corporate
              Update for Business Outlook for Fiscal Year of 2008

Qufu, China, August 20, 2007 - (Market Wire) - Sunwin International Neutraceuticals, Inc. (OTCBB: SUWN), a leader in the production and distribution of Chinese herbs, veterinary medicines and one of the world's leading producers and distributors of all natural, zero calorie Stevia in China, today announced management's recap of fiscal 2007 and its business outlook for fiscal year ended April 30, 2008.

In the fiscal year 2007, we made significant capital investments for the future of our company and achieved several major milestones as follows:

-    Completed $4.2 million private equity offering.

- Completed construction of new stevia manufacturing facilities. The new facilities will yield 1 ton of premium stevia (A360) per day or an estimated 300 tons per year.

- Launched and branded our OnlySweet product lines in the U.S. markets. OnlySweet products are currently available over 3,000 grocery stores in the U.S.

- Developed 5 new Chinese herb-based products. We anticipate these products will receive approval from the government for sale in China this fiscal year.
- Developed new veterinary feeds that are based on residue from stevia production. The new veterinary feeds will be ready for marketing in the 2008 fiscal year.

We believe the deployment of our capital for investing in the future will yield significant rewards in the years to come for our company and its shareholders. We are confident that we have laid a strong foundation for substantial growth in the fiscal year of 2008.

Management currently sees the following fiscal 2008 outlook for its divisions as follows:

     - Stevia Production: We expect to reach a production capacity of 500 to 600 tons of stevia in fiscal 2008. That translates to $15 to 18 million in annual revenues with an estimated 15% net profit margin should that production be sold out at current price levels. We are also in the early planning stages to increase capacity in fiscal 2008 by adding one additional facility capable of producing 150 tons (A380) stevia. When complete, that capacity if sold at current price levels, would translates into $12 million in annual revenues with 20% net profit margin.

     - OnlySweet Products: We expect OnlySweet products will be available in over 6,000 to 7,000 grocery stores in the U.S. during fiscal 2008. Initial sales response is very encouraging and we estimate that sales could reach as high as a $12 million annualized run rate by the end of fiscal 2008 subject to the timing of store launches and customer acceptance. We feel confident that profit margins for this line should be in the 30% range.

     - Veterinary Medicine and Feeds: We expect our medicines and feeds to experience growth of about 30% to approximately $4.2 million in revenues with 9% net profit in fiscal 2008. We expect to launch stevia-based veterinary feeds in the coming month and depending upon timing of launch and acceptance the revenue contribution could reach a run rate of $12 million by the end of this fiscal year with significantly higher gross margins.

     - Chinese Herb Medicine: We anticipate significant growth in this division subject to the timing of approvals in China. Growth from this division could be as high as 50% which could yield approximately $5.4 million in revenues with 10% net profit margins in the fiscal year should approvals and launches happen as we project.

Laiwang Zhang, President, and Chairman of Sunwin International Neutraceuticals, commented "We have made strong financial commitments in fiscal 2007 which we believe will surface in the company's 2008 performance. While these investments contributed to a decline in our overall results for 2007, we are confident that they will significantly enhance our prospects for fiscal year 2008 and beyond. We continue to develop new products in order to expand our offerings in the market place and are confident that fiscal 2008 will be a strong year based on the decisions made in 2007."

About Sunwin International Neutraceuticals, Inc.

Sunwin International Neutraceuticals (OTCBB: SUWN) engages in the areas of essential traditional Chinese medicine, zero calorie natural sweetener (Stevia), and veterinary medicines and feeds prepared from herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. Sunwin also makes such value-added products as specialty veterinary food ingredients and specialty feed ingredients. For more info about Sunwin, please visit http://www.sunwin.biz

About OnlySweet(TM)

OnlySweet(TM) is a proprietary product blended with Stevioside (stevia), a natural sweetener, extracted from the leaves of the Stevia rebaudiana plant. OnlySweet(TM) is distributed through Sunwin Stevia International Corp. It is used as a food additive in a wide variety of products, such as beverages, pastries, dairy products, confections, and medicinal products in Japan, China, Malaysia, Israel, South Korea, Brazil, and other countries. In the United States, OnlySweet(TM) is a dietary supplement sold in boxes of 100 and 200 sachets. It has zero calories and does not significantly alter blood sugar levels. OnlySweet(TM) is unique because its stevia only comes directly from Sunwin International Neutraceuticals (OTCBB: SUWN), one of the world's largest stevia manufacturers, assuring consistency and purity.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:

Sunwin International Neutraceuticals
Tel: 877-China-57
Email: info@sunwin.biz